UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20449

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number 001-05025
                                                         ---------

                           CVS REVCO D.S., INC.
          (Exact name of registrant as specified in its charter)
                     (Formerly named Revco D.S., Inc.)

                          1925 Enterprise Parkway
                            Twinsburg, OH 44087
                               216-425-9811
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, Par Value $0.01 Per Share
         (Title of each class of securities covered by this Form)

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
        Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(i)  [X]
        Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                     Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice date: None

  Pursuant to the requirements of the Securities Exchange Act of 1934 CVS Revco D.S., Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  CVS REVCO D.S., INC. (formerly named
                                                        Revco D.S., Inc.)

Date: June 4, 1997               By:  /s/ Zenon P. Lankowsky
                                      -------------------------------------
                                      Name: Zenon P. Lankowsky
                                      Title: Secretary